Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

by and among

APOLLO GLOBAL MANAGEMENT INC.,

BRIDGE INVESTMENT GROUP HOLDINGS INC.,

BRIDGE INVESTMENT GROUP HOLDINGS LLC

and

THE MEMBERS (AS DEFINED HEREIN)

FROM TIME TO TIME PARTY HERETO

Dated as of February 23, 2025

i

Exhibits

Exhibit A - Form of Joinder Agreement

ii

SECOND AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This SECOND AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 23, 2025, is hereby entered into by and among Apollo Global Management Inc. (the “Corporation”), Bridge Investment Group Holdings Inc., a Delaware corporation (“Bridge Corp”), Bridge Investment Group Holdings LLC, a Delaware limited liability company (“Bridge Holdings”), and each of the Members (as defined herein).

RECITALS

WHEREAS, the Members (including their predecessors and assignors) held Units in Bridge Holdings, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, Bridge Corp previously issued shares of its Class A common stock in an initial public offering of its Class A common stock (the “IPO”);

WHEREAS, immediately following the consummation of the IPO, Bridge Corp acquired newly issued Units from Bridge Holdings using the net proceeds from the IPO (the “Unit Purchase”);

WHEREAS, immediately following the consummation of the Unit Purchase, Bridge Holdings used a portion of the net proceeds from the IPO received in connection with the Unit Purchase to redeem certain of the Units held by the Members (the “IPO Unit Redemption”);

WHEREAS, as a result of the IPO Unit Redemption, Bridge Corp was entitled to utilize (or otherwise benefit from) Exchange Covered Tax Assets (as defined herein);

WHEREAS, pursuant to the Operating Agreement (as defined herein) (i) Bridge Holdings has redeemed Units from Members for shares of Bridge Corp Class A Common Stock or cash (“Redemptions”) and/or Bridge Corp has acquired Units from Members for shares of Bridge Corp Class A Common Stock or cash (“Direct Exchanges”) and (ii) prior to the LLC Merger Effective Time (as defined in the Merger Agreement) there may be more Redemptions or Direct Exchanges, which, in each case, entitled or will entitle Bridge Corp to utilize (or otherwise benefit from) the Exchange Covered Tax Assets;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Corporation, Bridge Holdings, Bridge Corp, Aspen PubCo Merger Sub 1, Inc., a Delaware corporation, and Aspen Second Merger Sub, LLC, a Delaware limited liability company entered into that certain Agreement and Plan of Merger, dated as of February 23, 2025 (the “Merger Agreement”);

WHEREAS, the Corporation is the common parent of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has elected to file consolidated federal income Tax Returns (such affiliated group of corporations, the “Parent Group”);

WHEREAS, pursuant to the LLC Merger (as defined in the Merger Agreement), the Units will convert into the right to receive Parent Common Stock (the “Merger Exchanges”), which will entitle the members of the Parent Group (collectively, the “Parent Group Members”) to utilize (or otherwise benefit from) the Exchange Covered Tax Assets;

WHEREAS, pursuant to the Merger Agreement, Bridge Corp will become a member of the Parent Group for U.S. federal income tax purposes and as a result the Parent Group Members will become entitled to utilize (or otherwise benefit from) the Exchange Covered Tax Assets;

WHEREAS, in connection with the IPO, the parties entered into that certain Tax Receivable Agreement, dated as of June 16, 2021 (such agreement, as amended on January 1, 2022, the “Existing Agreement”), to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by Bridge Corp as the result of Exchange Covered Tax Assets (as defined herein) and the making of payments with respect thereto; and

WHEREAS, pursuant to, and as inducement to enter into, the Merger Agreement the parties hereto desire to amend and restate the Existing Agreement in its entirety on the terms set forth herein, with such amendment and restatement to become effective upon the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of Bridge Corp (with respect to Taxable Years ending on or prior to the Closing Date) or the Parent Group Members (with respect to Taxable Years ending after the Closing Date) (a) appearing on Tax Returns of Bridge Corp or the applicable Parent Group Member (as applicable) for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, Bridge Corp or the applicable Parent Group Member shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes (including, for the avoidance of doubt, the federal benefit with respect to such state and local Covered Taxes).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Bridge Corp Class A Common Stock, Parent Common Stock or the amount of cash (as applicable) transferred to a Member pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.

“Apollo Basis Adjustments” has the meaning ascribed to “Basis Adjustments” in the Apollo TRA.

“Apollo TRA” means that certain Amended and Restated Tax Receivable Agreement, dated as of May 6, 2013, as may be amended or modified.

“Apollo Tax Benefit Payment” has the meaning ascribed to “Tax Benefit Payment” in the Apollo TRA.

“Assumed State and Local Tax Rate” means the tax rate equal to the product of (i) Bridge Corp’s (with respect to Taxable Years ending on or prior to the Closing Date) or the applicable Parent Group Member’s (with respect to Taxable Years ending after the Closing Date) income tax apportionment factor for each state and local jurisdiction in which Bridge Corp or the applicable Parent Group Member (as applicable) or Bridge Holdings files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which Bridge Corp or the applicable Parent Group Member (as applicable) or Bridge Holdings files income tax returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to the tax basis of the Reference Assets under Section 732, 734(b), 743(b) or 1012 of the Code (or any similar provisions of state, local or foreign tax Law) as a result of any Exchange or any payment made under this Agreement. For purposes of determining the amount of the Basis Adjustment as a result of any Exchange, the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state, local or foreign tax Law), the consideration paid by the Corporation or Bridge Corp (as applicable) for such Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred.

“Basis Schedule” is defined in Section 2.2(a).

“Board” means the Board of Directors of the Corporation.

“Bridge Corp” is defined in the preamble to this Agreement.

“Bridge Corp Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Bridge Corp.

“Bridge Holdings” is defined in the preamble to this Agreement.

“Bridge Holdings Group” means Bridge Holdings and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation and Bridge Corp)).

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Taxes” means any U.S. federal, state and local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state, local or foreign tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.7(a).

“Exchange” means (i) any Direct Exchange, (ii) any Redemption, (iii) any transaction using proceeds from the IPO or the Over-Allotment Option (as defined in the Operating Agreement), including the IPO Unit Redemption, that results in a Basis Adjustment, (iv) any distribution (including a deemed distribution) by Bridge Holdings to a Member that results in a Basis Adjustment or (v) any Merger Exchange.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Covered Tax Assets” means (i) existing Tax basis (including, for the avoidance of doubt, any basis adjustment described in Section 734 of the Code or Section 1.743-1(h) of the Treasury Regulations) in the Reference Assets, determined (A) as of immediately prior to an Exchange, that is allocable to the Units being exchanged by the relevant Member in connection with the relevant Exchange and (B) determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from Bridge Holdings after the relevant Exchange, (ii) Basis Adjustments and (iii) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement arising from the items described in clause (i) and (ii). The determination of the portion of existing Tax basis, including, for the avoidance of doubt, any basis adjustment described in Section 1.743-1(h) of the Treasury Regulations, in the Reference Assets that is allocable to Units being exchanged by the Member (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by the Corporation, it being understood that any Tax basis described in Section 1.743-1(h) of the Treasury Regulations shall be allocable to Units held by the Member (or its predecessor) for whom the associated basis adjustment pursuant to Section 743(b) of the Code was made; provided, that in no event will the portions of existing Tax basis in the Reference Assets that are included as Exchange Covered Tax Assets exceed one hundred percent (100%) of the existing Tax basis in the Reference Assets that is allocable to, Bridge Corp, the Corporation and the Parent Group Members at any time. For the avoidance of doubt, Exchange Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in clauses (i)-(iii). Notwithstanding anything to the contrary, to the extent the Corporation reasonably determines (in consultation with the Members) that the administrative burden and costs associated with calculating the Exchange Covered Tax Assets with respect to any Subsidiary of Bridge Holdings would materially outweigh the Tax Benefit Payment attributable to such Exchange Covered Tax Assets, the Corporation shall be permitted to determine that such Exchange Covered Tax Assets shall not be treated as Exchange Covered Tax Assets for all purposes of this Agreement.

“Existing Agreement” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a).

“Future TRA” is defined in Section 5.1.

“Holder” has the meaning ascribed to such term in the Apollo TRA.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of Bridge Corp (with respect to Taxable Years ending on or prior to the Closing Date) or the Parent Group Members (with respect to Taxable Years ending after the Closing Date) that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of Bridge Corp or the applicable Parent Group Member (as applicable) but calculated without taking into account the Exchange Covered Tax Assets; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (including for purposes of determining the federal benefit with respect to such state and local Covered Taxes) shall be the Assumed State and Local Tax Rate and the Corporation shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of state, local or foreign tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IPO” is defined in the recitals to this Agreement.

“IPO Unit Redemption” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Market Value” means the closing price of Bridge Corp Common Stock or Parent Common Stock (as applicable) as reported on the New York Stock Exchange on the date of the relevant Exchange; provided that if the Corporation determines, upon advice from its tax advisors, that such price does not reflect the fair market value of the Bridge Corp Common Stock or Parent Common Stock (as applicable) for U.S. federal income tax purposes, the Corporation shall determine in good faith, in consultation with its tax advisors, an appropriate Market Value for purposes of this Agreement.

“Maximum Rate” is defined in Section 7.12.

“Member Approval” means written approval by Members whose rights under this Agreement are attributable to at least 50% of the Exchanged Units, which shall be determined based on the Member that is entitled to receive Tax Benefit Payments with respect to such Exchanged Unit (i.e., the Member who Exchanged the Unit or the assignee of such Member’s rights hereunder) determined as of the time of a determination of Member Approval.

“Members” means each of the members of Bridge Holdings as of the date hereof (other than Bridge Corp) and each other Person who becomes party hereto by satisfying the Joinder Requirement;

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Exchanges” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Objection Notice” is defined in Section 2.4(a)(ii).

“Operating Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of Bridge Holdings, dated as of January 1, 2022.

“Parent Common Stock” means the Class A common stock, par value $0.01 per share, of the Parent.

“Parent Group” is defined in the recitals to this Agreement.

“Parent Group Members” is defined in the recitals to this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment and, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Units (i) that occurs after the consummation of the IPO but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies, excluding the IPO Unit Redemption.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the Bridge Holdings Group on the relevant date of determination under this Agreement (including at the time of an Exchange and the IPO, as applicable). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule and (iii) any Amended Schedule.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means the Secured Overnight Financing Rate, as reported by the Wall Street Journal.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax and any affiliated, consolidated, combined, unitary or similar return.

“Taxable Year” means, as the context requires either (i) a taxable year of the Corporation (or the applicable Parent Group Member) as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the Closing Date or (ii) a taxable year of Bridge Corp as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Unit Purchase” is defined in the recitals to this Agreement.

“Units” means Common Units, as defined in the Operating Agreement.

SECTION 1.2. Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(iii) References to dollars or “$” refer to the lawful currency of the U.S.

(iv) The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(v) The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

Determination of Realized Tax Benefit

SECTION 2.1. Basis Adjustments; Bridge Holdings 754 Election.

(a) The Parties acknowledge and agree that (i) each Redemption and the IPO Unit Redemption has been treated as a direct purchase of Units by Bridge Corp from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange has given rise to Basis Adjustments.

(b) Bridge Holdings Section 754 Election. Bridge Holdings and certain of its Subsidiaries that is treated as a partnership for U.S. Federal income tax purposes has had, and the Corporation shall cause Bridge Holdings and such Subsidiaries to continue to have, in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year that ends before or includes the Closing Date. The Corporation shall take commercially reasonable efforts to cause each Person in which Bridge Holdings owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for such Taxable Years.

SECTION 2.2. Basis Schedules.

(a) Subject to Section 2.2(b), within 90 calendar days after the filing of the U.S. federal income Tax Return of Bridge Corp, for each relevant Taxable Year ending on or before the Closing Date, or the Parent Group (or the applicable Parent Group Member), for each relevant Taxable Year ending after the Closing Date, the Corporation shall deliver to the Members a schedule showing, in reasonable detail, (i) the Exchange Covered Tax Assets that are available for use by Bridge Corp or the Parent Group Members, as applicable, with respect to such Taxable Year with respect to each Member that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), (ii) the portion of the Exchange Covered Tax Assets that are available for use by Bridge Corp or the Parent Group Members, as applicable, in future Taxable Years with respect to each Member that has effected an Exchange and (iii) any limitations on the ability of Bridge Corp or the Parent Group Members, as applicable, to utilize any Exchange Covered Tax Assets under applicable Laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code) Member (such schedule, a “Basis Schedule”). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Solely for purposes of the Taxable Year of Bridge Corp that ends on the Closing Date, the Corporation shall deliver the Basis Schedule and the Tax Benefit Schedule with respect to such taxable periods of Bridge Corp (as determined under the Existing Agreement) within 90 calendar days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year of the Corporation that includes the Closing Date.

SECTION 2.3. Tax Benefit Schedules.

(a) Tax Benefit Schedule. Subject to Section 2.2(b), within 90 calendar days after the filing of the U.S. federal income Tax Return of Bridge Corp, for any Taxable Year ending on or before the Closing Date in which there is a Realized Tax Benefit or Realized Tax Detriment, or the Parent Group Members (or the applicable Parent Group Member), for any Taxable Year ending after the Closing Date in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of Bridge Corp, for a Taxable Year that ends on or prior to the Closing Date, or the Parent Group Members, for a Taxable Year that ends after the Closing Date, for such Taxable Year attributable to the Exchange Covered Tax Assets, as determined using a “with and without” methodology described in Article III. Carryovers or carrybacks of any tax item attributable to any of the Exchange Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state, local and foreign tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Exchange Covered Tax Asset (a “TRA Portion”) and another portion that is not attributable to any Exchange Covered Tax Asset (a “Non-TRA Portion”), such portions, subject to Section 3.3(a), shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. Except with respect to the portion of any Payment attributable to Imputed Interest, all Tax Benefit Payments and payments of Default Rate Interest attributable to the Covered Tax Assets will be treated as subsequent upward purchase price adjustments in respect such Exchange that give rise to additional Basis Adjustments for Bridge Corp or the Parent Group Members (as applicable) unless otherwise required by applicable Law.

SECTION 2.4. Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers a Schedule to the Members under this Agreement, the Corporation shall, with respect to such Schedule, also deliver to the Members supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any Member, that provide a reasonable level of detail regarding relevant data and calculations and allow the Members and their advisors to have reasonable access at no cost to the appropriate representatives, as determined by the Corporation or as reasonably requested by the Members, at the Corporation in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the Members 30 calendar days from the date on which the Members first received the applicable Schedule unless a Member, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such Member’s material objection (an “Objection Notice”). If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable Member shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b) Amended Schedule. A Schedule for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the Members, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable Members within 30 calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

ARTICLE III

Tax Benefit Payments

SECTION 3.1. Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Sections 3.2, 3.3 and 3.5, by the date that is 5 calendar days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such Member. For the avoidance of doubt, no Member shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such Member.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount equal to the sum of the Net Tax Benefit that is Attributable to such Member and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

(i) Attributable. A Net Tax Benefit that is “Attributable” to a Member with respect to any Exchange Covered Tax Assets shall be determined separately with respect to each Member and each Exchange undertaken by or with respect such Member in an amount equal to the total Exchange Covered Tax Assets relating to the Units Exchanged by or with respect to such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1 (including any Tax Benefit Payments made under Section 3.1 of the Existing Agreement and excluding payments attributable to Interest Amounts).

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of Bridge Corp, prior to the Closing Date, and the Parent Group Members, following the Closing Date, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Interest Amount. The “Interest Amount” in respect of a Member equals interest on the unpaid amount of the Net Tax Benefit with respect to such Member for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of Bridge Corp or the applicable Parent Group Member (as applicable) for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the Member is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii) The Members acknowledge and agree that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed the sum of (I) the value of the Bridge Corp Class A Common Stock, the Parent Common Stock or the amount of cash delivered to the Member, in each case, in the Exchange plus (II) the amount, if any, set forth in the Redemption Notice (as defined in the Operating Agreement) delivered by such Member to Bridge Holdings with respect to the relevant Redemption or Exchange, and the aggregate Payments under this Agreement to such Member (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (II).

SECTION 3.2. No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

SECTION 3.3. Pro-Ration of Payments as Between the Members and the Apollo Holders.

(a) Limited Deductions. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit for Bridge Corp (with respect to Taxable Years ending on or prior to the Closing Date) or the Parent Group Members (with respect to Taxable Years ending after the Closing Date) as calculated with respect to the Exchange Covered Tax Assets and Apollo Basis Adjustments, in each case, without regard to the Taxable Year of origination, is limited in a particular Taxable Year because Bridge Corp or the Parent Group Members do not have sufficient actual taxable income or otherwise, then the available Covered Tax benefit for Bridge Corp or the Parent Group Members (as applicable) shall be allocated among the Members and the Holders in proportion to the respective Tax Benefit Payment and Apollo Tax Benefit Payment that would have been payable if no limitation applied. For example, (i) for a Taxable Year ending on or prior to the Closing Date, if the Members had $200 of aggregate potential Covered Tax benefits with respect to the Exchange Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to Member A and $150 Attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $42.50 and Member B would have been entitled to a Tax Benefit Payment of $127.50 if Bridge Corp had sufficient actual taxable income or was not otherwise limited in its use of the Exchange Covered Tax Assets, and if Bridge Corp instead had insufficient actual taxable income or was otherwise limited in its ability to utilize the Exchange Covered Tax Assets in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for Bridge Corp for such Taxable Year would be allocated to Member A and $75 would be allocated to Member B, such that Member A would receive a Tax Benefit Payment of $21.25 and Member B would receive a Tax Benefit Payment of $63.75, and (ii) for a Taxable Year ending after the Closing Date, if the Holders had $200 of aggregate potential Covered Tax benefits with respect to the Apollo Basis Adjustments in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to Holder A and $150 Attributable to Holder B), such that Holder A would have been entitled to an Apollo Tax Benefit Payment of $42.50 and Holder B would have been entitled to an Apollo Tax Benefit Payment of $127.50 if the Parent Group

Members had sufficient actual taxable income or was not otherwise limited in its use of the Apollo Basis Adjustments, and the Members had $200 of aggregate potential Covered Tax benefits with respect to the Exchange Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to Member A and $150 Attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $42.50 and Member B would have been entitled to a Tax Benefit Payment of $127.50 if the Parent Group Members had sufficient actual taxable income or was not otherwise limited in its use of the Exchange Covered Tax Assets, and if the Parent Group Members instead had insufficient actual taxable income or was otherwise limited in its ability to utilize the Apollo Basis Adjustments and the Exchange Covered Tax Assets in such Taxable Year, such that the Covered Tax benefit was limited to $200, then $25 of the aggregate $200 actual Covered Tax benefit for the Parent Group Members for such Taxable Year would be allocated to Holder A, $75 of the aggregate $200 actual Covered Tax benefit for the Parent Group Members (as applicable) for such Taxable Year would be allocated to Holder B, $25 of the aggregate $200 actual Covered Tax benefit for the Parent Group Members for such Taxable Year would be allocated to Member A and $75 of the aggregate $200 actual Covered Tax benefit for the Parent Group Members for such Taxable Year would be allocated to Member B, such that Holder A would receive an Apollo Tax Benefit Payment of $21.25, Holder B would receive an Apollo Tax Benefit Payment of $63.75, Member A would receive a Tax Benefit Payment of $21.25 and Member B would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each Member pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.

SECTION 3.4. Overpayments. Subject to the procedures described in Section 2.4(a), to the extent Bridge Corp or the Corporation made or makes a payment to a Member in respect of a particular Taxable Year under Section 3.1(a) (including for this purposes under Section 3.1(a) of the Existing Agreement) in an amount in excess of the amount of such payment that should have been made to such Member in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement (or the Existing Agreement), then such Member shall not receive further payments under Section 3.1(a) until such Member has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no Member shall be required to return any payment paid by the Corporation to such Member.

SECTION 3.5. Payments for the 2025 Taxable Year. Solely for purposes of the Taxable Year of Bridge Corp that ends on the Closing Date, the Corporation shall pay any Tax Benefit Payment with respect to such taxable periods of Bridge Corp (as determined under the Existing Agreement) 5 calendar days following the date the Tax Benefit Schedule with respect to the Taxable Year of the Parent Group that includes the Closing Date (or any Parent Group Member) becomes final in accordance with Section 2.4(a).

ARTICLE IV

Termination

SECTION 4.1. No Termination Under the Existing Agreement. For the avoidance of doubt, the Parties agree that (i) the transactions contemplated by the Merger Agreement shall not constitute a Change of Control (as defined in the Existing Agreement) under the provisions of the Existing Agreement and (ii) there shall be no obligation to make any Early Termination Payments (as defined in the Existing Agreement) to the Members for any reason in connection with the Merger or otherwise after the Effective Date.

SECTION 4.2. Apollo TRA Change of Control. The Corporation represents and warrants that a Change of Control (as defined in the Apollo TRA) is not possible given that the Corporation no longer has any Class C common stock outstanding.

ARTICLE V

Subordination and Late Payments

SECTION 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Parent Group Members (other than, for the avoidance of doubt, any trade payables, intercompany debt, related party debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Parent Group Members that are not Senior Obligations, including, for the avoidance of doubt, the current and future obligations of the Parent Group Members under the Apollo TRA. To the extent that a Parent Group Member enters into future Tax receivable or other similar agreement (each, a “Future TRA”), the Parent Group Member shall use commercially reasonable efforts to ensure that the terms of any such Future TRA shall provide that the Tax attributes subject to this Agreement shall rank at least pari passu in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under this Agreement and any such Future TRA.

SECTION 5.2. Late Payments by the Corporation. Subject to the second proviso in the third sentence of Section 4.1(a), the amount of any Payment not made to any Member by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such Member.

ARTICLE VI

Tax Matters; Consistency; Cooperation

SECTION 6.1. Participation in the Parent Group’s, Bridge Corp’s and Bridge Holdings’ Tax Matters. Except as otherwise provided herein or in the Merger Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Parent Group Members, Bridge Corp and Bridge Holdings, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, (i) the Corporation shall notify the relevant Members of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Parent Group Members, Bridge Holdings or any of Bridge Holdings’ Subsidiaries, the outcome of which is reasonably expected to affect such Members’ rights and obligations under this Agreement and (ii) the Members shall have reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audit.

SECTION 6.2. Consistency. All calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by Bridge Corp (with respect to Taxable Years ending on or prior to the Closing Date) and the applicable Parent Group Members (with respect to Taxable Periods ending after the Closing Date) and Bridge Holdings on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such Member, except as otherwise required by Law.

SECTION 6.3. Cooperation.

(a) Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of the Parent Group Members or Bridge Holdings or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

(b) The Corporation shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII

Miscellaneous

SECTION 7.1. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:

Apollo Global Management, Inc.

9 West 57th Street, 48th Floor

New York, New York 10019

Attention: Whitney Chatterjee, Esq.

Electronic Mail: *

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Ross Fieldston, Esq. and Brad R. Okun, Esq.

Electronic mail: *

If to any Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder or otherwise on file with the Corporation or Bridge Holdings.

Any Party may change its address, fax number or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.

SECTION 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Members and delivered to the other Members, it being understood that all Members need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.3. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

SECTION 7.5. Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No Member may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, that the Members’ rights described in Section 6.1 shall not be transferable or assignable to any Person without the prior written consent of the Corporation, not to be unreasonably withheld conditioned or delayed. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without Member Approval (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation with Member Approval; provided that, to the extent any amendment would materially, adversely and disproportionately affect a Member with respect to any rights under this Agreement, such amendment shall require the written approval of such affected Member.

(c) Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.7. Resolution of Disputes; Governing Law.

(a) Except for Reconciliation Disputes subject to Section 7.8, any and all disputes which cannot be settled after good faith negotiation within 30 calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.7 or Section 7.8) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the Members that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each Member hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the Members regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b) Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.7 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.

(c) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to the conflict of laws rules thereof. Subject to this Section 7.7 and Section 7.8, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in a New York state court (or U.S. federal court) located in New York, New York, and the Parties, for the purpose of any such suit or proceeding, irrevocably consent and submit to the exclusive personal jurisdiction and venue of any such court in any such suit or proceeding. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 7.8. Reconciliation Procedures.

(a) In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Members shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.7 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm. The Expert shall resolve any matter relating to (i) a Basis Schedule or an amendment to either within 30 calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the applicable Parent Group Member, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a Dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b) Subject to the next sentence, the applicable Parties shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Member’s position, in which case the Corporation shall reimburse the Member for any reasonable and documented out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporation’s position, in which case the Members shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation.

SECTION 7.9. Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member in respect of whom the deduction and withholding was made. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.

SECTION 7.10. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) For the avoidance of doubt, the parties acknowledge that (i) the Corporation is a member and common parent of the Parent Group, an affiliated group of corporations that files a consolidated income tax return pursuant to Section 1501 and other applicable sections of the Code governing affiliated or consolidated groups and corresponding provisions of state and local law, and (ii) to the extent applicable, (A) the provisions of this Agreement shall be applied with respect to the Parent Group as a whole and (B) Tax Benefit Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the Parent Group as a whole.

(b) If the Corporation becomes a member of another affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state, local or foreign tax Law, then to the extent applicable (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(c) If any Parent Group Member or any member of the Bridge Holdings Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which such Parent Group Member does not file a consolidated Tax Return pursuant to Section 1501 of the Code), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the applicable Parent Group Member or Bridge Holdings Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset, determined as of the date of such transfer, plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(b) transfers one or more Reference Assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a Parent Group Member or any member of the group described in Section 7.10(b) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(c).

SECTION 7.11. Confidentiality. Each Member and each of its respective assignees acknowledges and agrees that the information of the Parent Group Members and Bridge Corp is confidential and, except in the course of performing any duties as necessary for the Parent Group Members or Bridge Corp and their Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information, acquired pursuant to this Agreement, of the Corporation or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Parent Group Members or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any Member in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a Member to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. If a Member or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.

SECTION 7.12. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

SECTION 7.13. Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

SECTION 7.14. Effectiveness. This Agreement shall become effective upon the Effective Time (as defined in the Merger Agreement); provided, that the effectiveness of this Agreement shall be conditioned on and subject to the occurrence of the Closing (as defined in the Merger Agreement) on the Closing Date, and if such condition is not satisfied, this Agreement shall terminate as of the date the Merger Agreement is terminated and shall be null and void ab initio, and the Existing Agreement shall remain in effect in accordance with its terms; provided, further, that the Existing Agreement shall remain in effect in accordance with its terms until this Agreement becomes effective pursuant to this Section 7.14.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Tax Receivable Agreement as of the date first written above.

CORPORATION:

APOLLO GLOBAL MANAGEMENT INC.

By:	/s/ Whitney Chatterjee
Name:	Whitney Chatterjee
Title:	Chief Legal Officer

[Signature Page to A&R Tax Receivable Agreement]

BRIDGE CORP:

BRIDGE INVESTMENT GROUP HOLDINGS INC.

By:	/s/ Jonathan Slager
Name: Jonathan Slager
Title: Chief Executive Officer

BRIDGE HOLDINGS:

BRIDGE INVESTMENT GROUP HOLDINGS LLC

By:	/s/ Jonathan Slager
Name: Jonathan Slager
Title: Chief Executive Officer

[Signature Page to A&R Tax Receivable Agreement]

MEMBERS:

FLM HOLDINGS, LLC		THE MARGARET BROOKE MORSE 2017 AET

By: FLM Management, LLC its trustee

By:	/s/ Robert Morse	By:	/s/ Robert Morse
	Name: Robert Morse		Name: Robert Morse
	Title: Authorized Signatory		Title: Authorized Signatory

THE CHARLOTTE MORSE 2017 AET		THE ROBERT EDSON MORSE 2017 AET

By: FLM Management LLC, its trustee		By: FLM Management LLC, its trustee

By:	/s/ Robert Morse	By:	/s/ Robert Morse
	Name: Robert Morse		Name: Robert Morse
	Title: Authorized Signatory		Title: Authorized Signatory

THE ELLIOT COLEMAN MORSE 2017 AET

By: FLM Management LLC, its trustee

By:	/s/ Robert Morse
Name: Robert Morse
Title: Authorized Signatory

[Signature Page to A&R Tax Receivable Agreement]

J.P. SLAGER, LLC

By:	/s/ Jonathan Slager
Name: Jonathan Slager
Title: Authorized Signatory

SF INTENTIONAL IRREVOCABLE TRUST DATED DECEMBER 30, 2019

By:	/s/ Jonathan Slager
Name: Jonathan Slager
Title: Authorized Signatory

SLAGER FAMILY LIMITED PARTNERSHIP

By:	/s/ Jonathan Slager
Name: Jonathan Slager
Title: Authorized Signatory

[Signature Page to A&R Tax Receivable Agreement]

DEAN ALLARA

By:	/s/ Dean Allara

ROCKRIDGE INVESTMENTS, LLC

By:	/s/ Dean Allara
Name: Dean Allara
Title: Authorized Signatory

THE STACEY ALLARA FAMILY LEGACY TRUST DECEMBER 20, 2021

By:	/s/ Dean Allara
Name: Dean Allara
Title: Authorized Signatory

[Signature Page to A&R Tax Receivable Agreement]

ADAM B. O’FARRELL AND TRACY K. O’FARRELL TRUST DTD MAY 9, 2019

By:	/s/ Adam O’Farrell
Name: Adam O’Farrell
Title: Authorized Signatory

THE O’FARRELL IRREVOCABLE TRUST

By:	/s/ Adam O’Farrell
Name: Adam O’Farrell
Title: Authorized Signatory

[Signature Page to A&R Tax Receivable Agreement]

SCHEDULE 1

Members

Dean A. Allara

Rockridge Investments, LLC

The Anderson Irrevocable Trust

Phillip Anderson

Genova Ventures 1, LLC

Bradley D. Andrus

The Andrus Irrevocable Trust dtd December 24, 2018

Brock Andrus

The Andrus Dynasty Trust

The Richard and Debra Andrus Trust

Colin Apple

Bruce Berger

Briggs Capital Partners, LLC

Globetrotter Foundation

Todd Castagna

Mobjack Investments, LLC

Kolana Limited

The Christiano Trust dtd 9/9/90

James Chung

Jason M. Clark

David Coelho

TSG Servant Holdings, LLC

Rachel Diller

Katherine Elsnab

Mark Ferris

Judy Tree LLC

Matthew Grant

Kelley Hansen

Errol Harris

Donaldson L. Hartman

Inna Khidekel

Adam Scott Kirk

Latimer Equity Investments, LLC

Richard F. & Darlene L. Leusch Trust

The Minnick Irrevocable Trust

The Charlotte Morse 2017 AET

FLM Holdings, LLC

The Elliot Coleman Morse 2017 AET dtd October 30, 2017

The Margaret Brooke Morse 2017 AET dtd October 30, 2017

The Robert Edson Morse 2017 AET dtd October 30, 2017

AB Gift Trust

Adam B. and Tracy K. O’Farrell Trust dtd May 9, 2019

The O’Farrell Irrevocable Trust dtd January 1, 2021

Peeper Investments, LLC

JSPJ FLP

Trust of TMPeterson

Joseph M. Rault III

Reardon Partners LLC

The Timothy James Reardon and Megan McClannan Reardon Revocable Trust

The Survivor’s Trust UTA dtd November 21, 2007

Jeffrey L. Shaw

SCREO-BOFM LLC

J.P. Slager, LLC

SF Intentional Irrevocable Trust dtd December 30, 2019

Slager Family Limited Partnership

Danuel Stanger

Christian V. Young 2020 Gift Trust dtd December 31, 2020

The Danna Investment Company LLC

The Anna Stanger 2020 Gift Trust dtd December 31, 2020

The Danna Foundation

The Danuel R. Stanger Revocable Trust dtd March 21, 2017

The Stayner Irrevocable Trust dtd December 1, 2020

DFS Equity, LLC

Meena Thever

John R, Ward

FCPO-BOFM LLC

Christian V. Young

Acorn Development Corp.

Christian V. and Lisa D. Young Family Foundation

Lisa D. Young 2020 Gift Trust dtd December 31, 2020

The Christian V. Young 2003 Trust dtd September 10, 2003

Thomas A. Ralphs

FM Bridge, LLC

Fruitful Mountain, LLC

The Dean Allara Family Legacy Trust

The Stacey Allara Family Legacy Trust

DeGraw Living Trust dtd March 13, 2017

The DeGraw Irrevocable Trust

The Danuel R Stanger 2020 Gift Trust

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of     , 20___ (this “Joinder”), is delivered pursuant to that certain Second Amended and Restated Tax Receivable Agreement, effective as of [•], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among [•], and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

by

Name:
Title:

APOLLO GLOBAL MANAGEMENT INC.

by

Name:
Title:
Acknowledged and agreed as of the date first set forth above:

[Signature Page to Joinder Agreement]